Exhibit 5.2

Add: Room 1405, SCITECH Towers, No. 22 Jianwai Street,
Chaoyang District, Beijing, China
Tel: +86 10 6527 6154

To:	Scienjoy Holding Corporation

3rd Floor, JIA No.34, Shenggu Nanli

Chaoyang District, Beijing 100029,

China

July 1, 2024

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue legal opinion on the laws and regulations of the PRC.

We have acted as the PRC legal advisor of Scienjoy Holding Corporation (the “Company”), an exempted company incorporated under the laws of the British Virgin Islands, in connection with the Company’s registration statement on Form F-3, (including all amendments or supplements thereto the “Registration Statement”), filed on July 1, 2024 with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended.

In so acting, we have reviewed the Registration Statement, and we have examined the originals or copies certified or otherwise identified to our satisfaction of the documents provided to us by the Company as we have deemed necessary for the purpose of rendering this Opinion (the “Documents”). For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the Company, the PRC Subsidiaries and the VIEs with proper authority and upon representations, made in or pursuant to the Documents.

The following terms used herein shall have the meanings ascribed to them as follows. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Registration Statement

(a)	“Contractual Arrangements” means the arrangements described under the caption “Our Corporate Structure and Contractual Arrangements with the VIE and its Shareholders” in the section “Prospectus Summary” in the Registration Statement.

(b)	“CSRC” means the China Securities Regulatory Commission.

(c)	“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

Add: Room 1405, SCITECH Towers, No. 22 Jianwai Street,
Chaoyang District, Beijing, China
Tel: +86 10 6527 6154

(d)	“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

(e)	“M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, CSRC and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

(f)	“PRC Laws” means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

(g)	“PRC Subsidiaries” refer to wholly foreign owned entities (the “WFOEs”) incorporated in PRC, including Sixiang Wuxian (Beijing) Technology Co., Ltd. (“WXBJ”), Sixiang Wuxian (Zhejiang) Culture Technology Co., Ltd. (“WXZJ”) and their respective subsidiaries.

(h)	“Overseas Listing Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023 and came into force on March 31, 2023.

(i)	“VIEs” mean Zhihui Qiyuan (Beijing) Technology, Co. Ltd. (“Zhihui Qiyuan”), Sixiang Qiyuan (Hangzhou) Culture Technology Co., Ltd., (“Sixiang Qiyuan”) and their respective subsidiaries;

For the purpose of providing this opinion, we have assumed:

(j)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with original documents of those documents submitted to us as copies;

(k)	the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents;

(l)	that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated such documents;

Add: Room 1405, SCITECH Towers, No. 22 Jianwai Street,
Chaoyang District, Beijing, China
Tel: +86 10 6527 6154

(m)	that information provided to us by the Company, the PRC Subsidiaries and the VIEs in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries and the VIEs have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(n)	all Governmental Authorizations and other official statement or documentation are obtained by lawful means in due course;

(o)	that each of the parties other than PRC companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(p)	that all parties other than PRC companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

(q)	all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

Based on the foregoing and our review of the relevant documents and subject to our qualifications and limitations set forth herein, we are of the opinion that:

1.	Except as described in the Registration Statement, the ownership structures of the PRC Subsidiaries and the VIEs do not result in any violation of the PRC Laws.

2.	Except as described in the Registration Statement, the Contractual Arrangements among the WFOEs, the VIEs and its shareholders governed by the PRC Laws are valid, binding on each party thereto, and enforceable in accordance with the terms thereof, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant Governmental Authorities in exercising their authority in connection with the interpretation and implementation thereof and the application of relevant PRC Laws and policies thereto, and to general equity principles.

3.	There are substantial uncertainties regarding the interpretation and application of the PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

Add: Room 1405, SCITECH Towers, No. 22 Jianwai Street,
Chaoyang District, Beijing, China
Tel: +86 10 6527 6154

4.	Based on our understanding of the PRC Laws, in so far as the M&A Rules concerned , the CSRC’s approval is not required under the M&A Rules for the offerings of the Securities, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Registration Statements are subject to the M&A Rules; (ii) the PRC Subsidiaries were directly established as wholly foreign-owned enterprises, and the Company has not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company’s beneficial owners after the effective date of the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among the WFOEs, the VIEs and its shareholders as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

5.	According to the Overseas Listing Trial Measures and supporting guidelines, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information. Companies that had already been listed overseas as of March 31, 2023, are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed. We are of the opinion that any future issuance of securities of the Company pursuant to the Registration Statements will be subject to the Overseas Listing Trial Measures, and the Company should, through its major operating entity incorporated in the PRC, file for record with the CSRC within three business days after the completion of the issuance of securities and make a summary report to the CSRC after the completion of such issuance pursuant to the Registration Statement.

6.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

Add: Room 1405, SCITECH Towers, No. 22 Jianwai Street,
Chaoyang District, Beijing, China
Tel: +86 10 6527 6154

Our opinion expressed above is subject to the following additional qualifications:

(a)	This opinion is rendered on the basis of PRC Laws that are publicly available and currently in force on the date hereof and there is no guarantee that any of such laws, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(b)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(c)	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

(d)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(e)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

Yours faithfully,

/s/ Beijing Feng Yu Law Firm
Beijing Feng Yu Law Firm

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